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                                                                    EXHIBIT 5.2

                  [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP]


                               November 10, 1997

Patriot American Hospitality Operating Company 3030 LBJ Freeway Dallas, Texas 75234

Ladies and Gentlemen:

  This opinion is furnished in our capacity as counsel to Patriot American Hospitality Operating Company, a Delaware corporation (the "Company"), in connection with the registration, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of the shares (the "Shares") of common stock, par value $0.01 per share, of the Company to be issued pursuant to the Agreement and Plan of Merger, dated September 30, 1997, by and among the Company, Patriot American Hospitality Operating Company Acquisition Subsidiary, Patriot American Hospitality Inc. and WHG Resorts & Casinos Inc.

  In connection with rendering this opinion, we have examined the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, both as amended to date; such records of the corporate proceedings of the Company as we have deemed material; a registration statement on Form S-4 under the Securities Act relating to the Shares and the prospectus contained therein; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

  We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion herein concerning the laws of any jurisdiction other than the laws of the United States of America, The Commonwealth of Massachusetts, and the General Corporation Law of the State of Delaware.

  Based upon and subject to the foregoing, we are of the opinion that the Shares when sold will be duly authorized, legally issued, fully paid and nonassessable by the Company.

  The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                          Very truly yours,

                                             /s/ Goodwin, Procter & Hoar LLP
                                          _____________________________________
                                               Goodwin, Procter & Hoar LLP